UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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National Semiconductor Corporation
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Attached is a written communication sent on July 24, 2009 by Eddie Sweeney, Senior Vice President, Human Resources, of National Semiconductor Corporation (“National” or the “Company”) to the Company’s employees regarding a proposal to be submitted to the Company’s stockholders to approve amendments to certain of the Company’s existing equity incentive plans to allow for a one-time stock option exchange program for employees other than the Company’s named executive officers and directors.

The option exchange described in this filing has not yet commenced.  National will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the option exchange. Persons who are eligible to participate in the option exchange should read the Tender Offer Statement on Schedule TO and related materials when those materials become available, because they will contain important information about the option exchange.

In connection with the proposal to be voted on by National’s stockholders with respect to the amendment of certain equity incentive plans to permit the option exchange described in this filing, National has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. National stockholders are urged to read such materials as and when they become available and before making any voting decision, because the materials will contain important information about the proposal.

National stockholders and option holders may obtain the written materials described above and other documents filed by National with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by National with the SEC by directing a written request to: Investor Relations, Mail Stop G2-397, National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, California 95052-8090.

E-mail from Senior Vice President, Human Resources

To: All Employees

From: Eddie Sweeney, Senior Vice President, Human Resources

Subject: Proposed Stock Option Exchange Program — early communication.

We have been exploring ways to address employee stock option grants that are deeply “underwater,” meaning the options’ per share exercise price is significantly higher than our current share price.

I’m writing to tell you that the company today filed a preliminary proxy statement with the SEC that includes a proposal asking our stockholders to approve an underwater option exchange program. The proposal would seek stockholder approval for a one-time, voluntary option exchange program that would allow eligible employees to exchange, at set ratios, certain underwater options for restricted stock units. This is a very preliminary step in the overall process of getting shareholder and regulatory approval and launching an option exchange program.

We will file our definitive proxy statement in early August.  This document will request stockholder votes for the proposal at the upcoming September 25th Stockholder Meeting.  We will provide more information between the filing of our definitive proxy statement and our annual stockholder meeting.  Until then, no action is required of employees who are holding underwater stock options.

Option exchanges are governed by SEC and NYSE regulations, and all communications on such programs must be filed and made available to all stockholders. So, I ask that you hold your questions until the definitive proxy statement is filed and our comprehensive communication plan is launched.

Sincerely,

/s/ Eddie Sweeney

The option exchange described in this e-mail has not yet commenced.  National will file a Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, or SEC, upon the commencement of the option exchange. Persons who are eligible to participate in the option exchange should read the Tender Offer Statement on Schedule TO and related materials when those materials become available, because they will contain important information about the option exchange.

In connection with the proposal to be voted on by National’s stockholders with respect to the  option exchange described in this e-mail, National has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement. National stockholders are urged to read these materials as and when they become available and before making any voting decision, because the materials will contain important information about the proposal.

National stockholders and option holders may obtain the written materials described above and other documents filed by National with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, stockholders and option holders may obtain free copies of the documents filed by National with the SEC by directing a written request to: Investor Relations, Mail Stop G2-397, National Semiconductor Corporation, 2900 Semiconductor Drive, P.O. Box 58090, Santa Clara, California 95052-8090.